November 13, 2026

Ultimus Managers Trust 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 286 to the Registration Statement, File Nos. 333-180303 and 811-22680 (the “Registration Statement”), of Ultimus Managers Trust (the “Trust”).

We have examined a copy of the Trust’s Amended and Restated Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Ohio business trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to, and consent to all references to us in, Post-Effective Amendment No. 286 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very Truly Yours,

/s/ Thompson Hine LLP__________

Thompson Hine LLP

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EXHIBIT A

1. Blue Current Global Dividend Fund
2. Blueprint Adaptive Growth Allocation Fund
3. HVIA Equity Fund
4. Lyrical U.S. Value Equity Fund
5. Lyrical U.S. Value Equity ETF
6. Lyrical International Value Equity Fund
7. Lyrical International Value Equity ETF
8. Marshfield Concentrated Opportunity Fund
9. Meehan Focus Fund
10. Nia Impact Solutions Fund
11. Q3 All-Season Active Rotation ETF
12. Q3 All-Season Systematic Opportunities Fund
13. Q3 All-Season Tactical Advantage ETF
14. Q3 All-Season Total Return Fund
15. Wavelength Enhanced Core Fund
16. Westwood Alternative Income Fund
17. Westwood Broadmark Tactical Growth Fund
18. Westwood Broadmark Tactical Plus Fund
19. Westwood Enhanced Alternative Income ETF
20. Westwood Enhanced Income Opportunity ETF

21. Westwood Enhanced Multi-Asset Income ETF
22. Westwood Income Opportunity Fund
23. Westwood LBRTY International Equity ETF
24. Westwood LBRTY Emerging Markets Equity ETF
25. Westwood Multi-Asset Income Fund
26. Westwood Quality SmallCap Fund
27. Westwood Quality SMidCap Fund
28. Westwood Quality Value Fund
29. Westwood Real Estate Income Fund
30. Westwood Salient Enhanced Midstream Income ETF
31. Westwood Salient Enhanced Energy Income ETF
32. Westwood Salient MLP & Energy Infrastructure Fund
33. Westwood Salient Enhanced Power & Infrastructure ETF